Exhibit 15.1

To the Board of Directors and Shareholders of

W&T Offshore, Inc. and Subsidiaries:

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126251 and 333-126252) and Form S-3 (No. 333-132960) of W&T Offshore, Inc. of our report dated August 14, 2006 relating to the unaudited condensed consolidated financial statements of W&T Offshore, Inc. and Subsidiaries that is included in W&T Offshore, Inc.’s Form 10-Q for the quarter ended June 30, 2006.

/s/ ERNST & YOUNG LLP

Houston, Texas

August 14, 2006